As filed with the Securities and Exchange Commission on June 3, 2016 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

First Community Financial Partners, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Illinois (State or other jurisdiction of incorporation or organization)	20-4718752 (I.R.S. Employer Identification No.)

2801 Black Rd.
Joliet, Illinois 60435
(815) 725-0123
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________

First Community Financial Partners, Inc. 2016 Equity Incentive Plan
(Full Title of the Plan)
___________________

Glen L. Stiteley
Executive Vice President and Chief Financial Officer
2801 Black Rd.
Joliet, Illinois 60435
(815) 725-0123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joseph T. Ceithaml, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
(312) 629-5143

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	2,000,000	$8.84	$17,680,000	$1,781

(1)
This Registration Statement on Form S-8 covers: (i) shares of common stock, par value $1.00 per share, of First Community Financial Partners, Inc. (the “Registrant”) issuable pursuant to the First Community Financial Partners, Inc. 2016 Equity Incentive Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of $8.84, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 1, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*
____________________________________
* Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Commission on March 14, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the Commission on May 10, 2016; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 2, 2016, March 14, 2016, March 22, 2016, and May 23, 2016.

(d)
The description of the Registrant’s common stock contained in the registration statement filed with the Commission on July 15, 2015, pursuant to Section 12(b) of the Exchange Act on Form 8-A (File No. 001-37505) which incorporates by reference the description of the Registrant’s common stock contained in the registration statement on Form S-4 (File No. 333-185041) as initially filed with the Commission on November 19, 2012.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Illinois Law. Section 8.75 of the Illinois Business Corporation Act, as amended (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its bylaws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

Articles of Incorporation and Bylaws. Article 9 of the Registrant’s Articles of Incorporation provides that the Registrant shall, to the full extent permitted by the IBCA, indemnify each person who was a director or officer of the Registrant and each person who serves or served at the request of the Registrant as a director, officer or partner of another enterprise.

Article 9 of the Registrant’s Bylaws provides that, subject to the limits of applicable federal law and regulation, the Registrant will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, bank, partnership, joint venture, trust or other enterprise. However, the Registrant is not obligated to indemnify any such person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The foregoing description of the Registrant’s Articles of Incorporation and Bylaws are qualified in their entirety by reference to such documents, which are listed as Exhibits 4.1 and 4.2 hereto.

Liability Insurance. The Registrant has also purchased directors’ and officers’ liability insurance to insure its directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joliet, State of Illinois, on June 3, 2016.

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

By:    /s/ Glen L. Stiteley
Glen L. Stiteley
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Roy C. Thygesen and Glen L. Stiteley his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on June 3, 2016.

Signature	Title(s)
/s/ Roy C. Thygesen Roy C. Thygesen	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Glen L. Stiteley Glen L. Stiteley	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Patrick Roe Patrick Roe	President, Chief Operating Officer and Director
/s/ George Barr George Barr	Chairman of the Board and Director
/s/ Peter Coules, Jr. Peter Coules, Jr.	Director
/s/ Terrence O. D'Arcy Terrence O. D'Arcy	Director
/s/ John J. Dollinger John J. Dollinger	Director
/s/ Rex D. Easton Rex D. Easton	Director
/s/ Vincent E. Jackson Vincent E. Jackson	Director
/s/ Patricia L. Lambrecht Patricia L. Lambrecht	Director
/s/ Stephen G. Morrissette Stephen G. Morrissette	Director

/s/ Daniel Para Daniel Para	Director
/s/ Michael F. Pauritsch Michael F. Pauritsch	Director
/s/ William L. Pommerening William L. Pommerening	Director
/s/ Robert L. Sohol Robert L. Sohol	Director
/s/ Dennis G. Tonelli Dennis G. Tonelli	Director
/s/ Scott A. Wehrli Scott A. Wehrli	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1
Articles of Incorporation of First Community Financial Partners, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 filed November 19, 2012 (Registration No. 333-185041))

4.2
Amended and Restated Bylaws of First Community Financial Partners, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed November 19, 2012 (Registration No. 333-185041))

4.3
Specimen stock certificate representing First Community Financial Partners, Inc. common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4 filed November 19, 2012 (Registration No. 333-185041))

4.4*	First Community Financial Partners, Inc. 2016 Equity Incentive Plan
4.5*	Form of First Community Financial Partners, Inc. 2016 Equity Incentive Plan Restricted Stock Unit Award Agreement
4.6*	Form of First Community Financial Partners, Inc. 2016 Equity Incentive Plan Restricted Stock Award Agreement
4.7*	Form of First Community Financial Partners, Inc. 2016 Equity Incentive Plan Nonqualified Stock Option Award Agreement
4.8*	Form of First Community Financial Partners, Inc. 2016 Equity Incentive Plan Incentive Stock Option Award Agreement
5.1*	Opinion regarding legality of shares of First Community Financial Partners, Inc. common stock
23.1*	Consent of CliftonLarsonAllen LLP
23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to First Community Financial Partners, Inc. (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith.